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                                                                      Exhibit 23


INDEPENDENT AUDITORS' CONSENT



Piedmont Natural Gas Company, Inc.:

We consent to the incorporation by reference in Post-Effective Amendment No. 3 to Registration Statement No. 2-67478 on Form S-8, in Post-Effective Amendment No. 2 to Registration Statement No. 33-3815 on Form S-8, in Registration Statement No. 333-01855 on Form S-3, in Post-Effective Amendment No. 1 to Registration Statement No. 33-59369 on Form S-3, in Registration Statement No. 33-61093 on Form S-8, in Registration Statement No. 333-26161 on Form S-3, in Registration Statement No. 333-34433 on Form S-8, in Registration Statement No. 333-34435 on Form S-8, and in Registration Statement No. 333-35213 on Form S-3 of our report dated December 19, 1997, appearing in the Annual Report on Form 10-K of Piedmont Natural Gas Company, Inc. for the year ended October 31, 1997.





/s/ DELOITTE & TOUCHE LLP

Charlotte, North Carolina
January 26, 1998